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                                                                   EXHIBIT 10.45
[CISCO SYSTEMS LETTERHEAD]

                                October 11, 1996



Mr. Don LeBeau



Dear Don:

                  Let me first thank you for your hard work and dedication to Cisco over the past few years. I understand and fully support your desire for some much-deserved time off. I am also thankful that you will remain employed by the Company during your leave and hope that you will return to work on a full-time basis at the end of that leave. Please allow me to confirm the terms of your leave of absence from Cisco:

               1. As you requested, you will continue to work on a regular basis through November 1, at which time you will take a six-week vacation which will last through December 13, 1996. At the conclusion of your vacation, you will go on a personal leave of absence from Cisco effective December 14, 1996 and lasting through December 13, 1997. While on vacation, you will receive your full salary and continue to participate in all Company benefits. Starting on December 14, 1996 and during the remainder of your leave, you will be paid one-half of your current base salary. You will not participate in any bonus or incentive plans or receive payments under such plans for fiscal year 1997.

               2. I hope it goes without saying that you have been a critical part of

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Mr. Don LeBeau                                                  October 11, 1996
                                                                          Page 2


Cisco's operation and your absence will be greatly felt. I very much appreciate your willingness to assist during the transition. Although it will not be necessary for you to report into the office on a regular basis during your leave, it is very important to Cisco that you make yourself available, as needed, to assist in making your successor effective and successful.

               3. Because you will not be working on a regular full-time basis during your leave, your participation in all Company benefits, including the medical plan and Employee Stock Purchase Plan, will cease on December 13, 1996. The only exception will be the section 401(k) Plan. As long as you are employed and continue to provide substantial services to the Company, you may continue to participate in that Plan. You may also continue your medical coverage under COBRA, but you will have to pay for that coverage. You will continue to vest in your outstanding stock options from December 14, 1996 through December 13, 1997, at five-twelfths of your normal rate. Thus, your outstanding stock options will continue to become exercisable after December 13, 1996, but only as to five-twelfths of the number of shares that otherwise would have become exercisable for that month. This reduced rate of vesting will continue until either your employment terminates, the end of one year, or you resume regular full-time employment with Cisco, whichever occurs first.

               4. Your Proprietary Information Agreement and Employment Agreement will continue in effect.

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Mr. Don LeBeau                                                  October 11, 1996
                                                                          Page 3

               5. Because you will be an employee of Cisco and providing services during your leave, I ask that you talk with me before taking any position with, or providing services to, any other company. We agree that it would not be appropriate for you to provide services, as an employee, consultant or otherwise, to any company in a business competitive with Cisco. Accordingly, you will not accept employment with, or provide any services to, Bay Networks, Fore Systems, Inc., Cascade Communications Corporation, Ipsilion Networks, Inc., Ascend Communications, 3Com Corporation, Xylan, or any other company in a business competitive with Cisco during your leave. If you wish to provide services to a company that is not competitive with Cisco, then I will not withhold my consent as long as you agree to any modification of the terms of your leave that the Company might believe are appropriate under the circumstances.

               6. I sincerely hope that you will consider rejoining Cisco on a regular, full-time basis at the end of your leave. Although neither of us can predict what the Company's needs will be at that time, I would certainly want to talk with you about any opportunity that might be of interest to you and the Company.

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Mr. Don LeBeau                                                  October 11, 1996
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I hope you are able to relax and enjoy the next few months. And, again, thank you for your dedication and willingness to assist in this transition.


                                   Sincerely,

                                   /s/ JOHN CHAMBERS
                                   ---------------------
                                       John Chambers


JC:
   --



I ACCEPT THE TERMS SET FORTH ABOVE.



    /s/ DON LEBEAU
-----------------------------
       Don LeBeau

       October 2, 1996
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           Date